Exhibit 10.2

2001 STOCK PLAN

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT

1.               Grant.  The Company hereby grants to the Employee an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this Agreement and in the Company’s 2001 Stock Plan (the “Plan”).  Initially capitalized terms herein shall have the meanings set forth in the Plan or as defined herein, as applicable.

2.               Company’s Obligation.  Each RSU represents the right to receive a Share on the vesting date.  Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.               Vesting Schedule; Assumption or Substitution Calculation.  You have been granted an RSU with a target payout of                            Shares (the “Target Amount”) and a maximum payout of                      Shares (the “Maximum Amount”).

The Restricted Stock Units shall vest as follows:

First Tranche Vesting

Up to one-third of the Maximum Amount (the “First Tranche”) will vest and be settled on December 15, 2011, based upon the extent, if any, to which the First Tranche performance metric has been achieved.  The First Tranche performance metric is the relative performance of Company stock against the Russell 2000 index over a one-year period, with the target Company stock performance equivalent to the performance of the Russell 2000 index.  To determine relative performance for the First Tranche, the baseline metrics are the 30 trading day average closing price of the Company and the Russell 2000 Index (“RUT”), as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last of the 30 trading days falling on November 29, 2010.  This 30 day average establishes both the Company baseline stock price (the “2010 Company Baseline Stock Price”) and the Russell 2000 Index baseline (the “2010 Russell 2000 Baseline”) against which future Company stock and Russell 2000 Index performance will be compared.

Next, the Company will measure the 30 trading day average closing price of the Company and the Russell 2000 Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last trading day of such 30-trading day period ending on November 29, 2011 (establishing both the “First Tranche Company Closing Price” and the “First Tranche Russell 2000 Index Closing Price”).

The Company will then measure Company performance by dividing the First Tranche Company Closing Price by the 2010 Company Baseline Stock Price, with the quotient expressed as a percentage of the 2010 Company Baseline Stock Price (the “2011 Company Percentage Performance”). The Company will then measure Russell 2000 Index Performance over the same period by dividing the First Tranche Russell 2000 Index Closing Price by the 2010 Russell 2000 Index Baseline with the quotient expressed as a percentage of the 2010 Russell 2000 Index Baseline (the “2011 Russell 2000 Index Percentage Performance”).

The Company will then subtract the 2011 Russell 2000 Index Percentage Performance from the 2011 Company Percentage Performance, then add 100 to the result, with the final result constituting the relative Company performance as a percentage (the “2011 Relative Performance Percentage”).

If the 2011 Relative Performance Percentage is less than 51%, no First Tranche Shares shall vest.  If the 2011 Relative Performance Percentage equals 51%, then 1% of the First Tranche Shares shall vest. If the 2011 Relative Performance Percentage equals 100%, then one-third of the Target Amount shall vest. If the 2011 Relative Performance Percentage equals 150% or more, then 100% of the First Tranche Shares shall vest (i.e., one-third of the Maximum Amount shall vest).  2011 Relative Performance Percentages between 51% and 150% shall result in incremental vesting on a straight-line basis (e.g., if the 2011 Relative Performance Percentage is 129%, 79% of the First Tranche Shares shall vest.)

Second Tranche Vesting

Similarly, up to one-third of the Maximum Amount (the “Second Tranche”) will vest and be settled on December 15, 2012, based upon the extent, if any, to which the Second Tranche performance metric has been achieved.  The Second Tranche performance metric is the relative performance of Company stock against the Russell 2000 index over a two-year period, with the target Company stock performance equivalent to the performance of the Russell 2000 index over such period.  To determine relative performance for the Second Tranche, the baseline metrics are the 2010 Company Baseline Stock Price and the 2010 Russell 2000 Index Baseline.

The Company will measure the 30 trading day average closing price of the Company and the Russell 2000 Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last trading day of such 30-trading day period ending on November 29, 2012 (establishing both the “Second Tranche Company Closing Price” and the “Second Tranche Russell 2000 Index Closing Price”).

The Company will then measure Company performance by dividing the Second Tranche Company Closing Price by the 2010 Company Baseline Stock Price, with the quotient expressed as a percentage of the 2010 Company Baseline Stock Price (the “2010-2012 Company Percentage Performance”). The Company will then measure the Russell 2000 Index Performance over the same period by dividing the Second Tranche Russell 2000 Index Closing Price by the 2010 Russell 2000

Index Baseline with the quotient expressed as a percentage of the 2010 Russell 2000 Index Baseline (the “2010-2012 Russell 2000 Index Percentage Performance”).

The Company will then subtract the 2010-2012 Russell 2000 Index Percentage Performance from the 2010-2012 Company Percentage Performance, then add 100 to the result, with the final result constituting the relative Company performance as a percentage (the “2010-2012 Relative Performance Percentage”).

If the 2010-2012 Relative Performance Percentage is less than 51%, no Second Tranche Shares shall vest.  If the 2010-2012 Relative Performance Percentage equals 51%, then 1% of the Second Tranche Shares shall vest.  If the 2010-2012 Relative Performance Percentage equals 100%, then one-third of the Target Amount shall vest. If the 2010-2012 Relative Performance Percentage equals 150% or more, then 100% of the Second Tranche Shares shall vest (i.e., one-third of the Maximum Amount shall vest).  2010-2012 Relative Performance Percentages between 51% and 150% shall result in incremental vesting on a straight-line basis (e.g., if the 2010-2012 Relative Performance Percentage is 129%, 79% of the Second Tranche Shares shall vest.)

Third Tranche Vesting

Similarly, up to the final one-third of the total number of Shares subject to this RSU grant (the “Third Tranche”) will vest and be settled on December 15, 2013, based upon the extent, if any, to which the Third Tranche performance metric has been achieved.  The Third Tranche performance metric is the relative performance of Company stock against the Russell 2000 index over a three-year period, with the target Company stock performance equivalent to the performance of the Russell 2000 index over such period.  To determine relative performance for the Third Tranche, the baseline metrics are the 2010 Company Baseline Stock Price and the 2010 Russell 2000 Index Baseline.

The Company will measure the 30 trading day average closing price of the Company and the Russell 2000 Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last trading day of such 30-trading day period ending on November 29, 2013 (establishing both the “Third Tranche Company Closing Price” and the “Third Tranche Russell 2000 Index Closing Price”).

The Company will then measure Company performance by dividing the Third Tranche Company Closing Price by the 2010 Company Baseline Stock Price, with the quotient expressed as a percentage of the 2010 Company Baseline Stock Price (the “2010-2013 Company Percentage Performance”). The Company will then measure the Russell 2000 Index Performance over the same period by dividing the Third Tranche Russell 2000 Index Closing Price by the 2010 Russell 2000 Index Baseline with the quotient expressed as a percentage of the 2010 Russell 2000 Index Baseline (the “2010-2013 Russell 2000 Index Percentage Performance”).

The Company will then subtract the 2010-2013 Russell 2000 Index Percentage Performance from the 2010-2013 Company Percentage Performance, then add 100 to the result, with the final result constituting the relative Company performance as a percentage (the “2010-2013 Relative Performance Percentage”).

If the 2010-2013 Relative Performance Percentage is less than 51%, no Third Tranche Shares shall vest.  If the 2010-2013 Relative Performance Percentage equals 51%, then 1% of the Third Tranche Shares shall vest.  If the 2010-2013 Relative Performance Percentage equals 100%, then one-third of the Target Amount shall vest. If the 2010-2013 Relative Performance Percentage equals 150% or more, then 100% of the Third Tranche Shares shall vest (i.e., one-third of the Maximum Amount shall vest).  2010-2013 Relative Performance Percentages between 51% and 150% shall result in incremental vesting on a straight-line basis (e.g., if the 2010-2013 Relative Performance Percentage is 129%, 79% of the Third Tranche Shares shall vest.)

General Rules

Both the First Tranche Company Closing Price, the Second Tranche Company Closing Price and the Third Tranche Company Closing Price shall be automatically adjusted to account for any Company stock split or similar change in capitalization effected without receipt of consideration by the Company set forth in Plan Section 16(a) in the same manner as set forth in Plan Section 26(a).  In making determinations hereunder, all fractional percentages and Share numbers below .5 shall be rounded down to the nearest whole percentage and all fractional percentages and Share numbers of .5 or greater shall be rounded up to the nearest whole percentage.  All vesting and delivery of Shares hereunder, except pursuant to assumed or substituted awards in a change of control as specified in the following paragraph, shall be subject to the prior written or electronic certification of the Compensation Committee of the Board as to the extent to which the applicable performance milestones have been achieved.

Change of Control

In the event the Company is acquired in a merger or asset sale pursuant to which this RSU is assumed or substituted pursuant to Plan Section 16(c)(ii) (a “Change of Control”), then for any Tranches as to which the performance period has not been completed as of the date of the Change of Control, the First, Second, or Third Tranche Company Closing Price, as applicable, shall be deemed to be the price per share received by the Company’s stockholders in the Change of Control.  Relative performance for each such uncompleted performance period shall then be measured against the Russell 2000 Index performance from the 2010 Russell 2000 Index Baseline through the 30 trading day average closing price of the Russell 2000 Index in the period ending on the date of the Change of Control.  The Company’s stock performance relative to the Russell 2000 Index shall then be determined consistently with the methodology specified herein for completed performance periods.  This shall result in the determination of a percentage of the Tranches for which the performance period has not been completed as of the date of the Change of Control from 0-100%.  The number of Shares subject to this RSU so determined shall then continue to vest based upon Employee’s continuing as a Service Provider to the Company, the acquirer, or their Parents or Subsidiaries upon November 29, 2011 for First Tranche shares (if the First Tranche performance period was not completed as of the date of the Change of Control), November 29, 2012 for Second Tranche shares (if the Second Tranche performance period was not completed as of the date of the Change of Control), and November 29, 2013, for Third Tranche Shares (if the Third Tranche performance period was not completed as of the date of the Change of Control), subject to accelerated vesting as set forth in the Company’s Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

EXAMPLE 1:

2010 Company Baseline Stock Price =  $40

2010 Russell 2000 Index Baseline = 700

First Tranche Company Closing Price = $48

First Tranche Russell 2000 Index Closing Price = 770

2011 Company Percentage Performance = 120%

2011 Russell 2000 Index Percentage = 110%

2011 Relative Performance Percentage = 120-110 = 10% plus 100 = 110%

First Tranche Vesting = 60% of the First Tranche Shares (i.e., 60% of one-third of the Maximum Amount, which is equal to 120% of the Target Amount)

EXAMPLE 2:

2010 Company Baseline Stock Price =  $40

2010 Russell 2000 Index Baseline = 700

First Tranche Company Closing Price = $30

First Tranche Russell 2000 Index Closing Price = 350

2011 Company Percentage Performance = 75%

2011 Russell 2000 Index Percentage = 50%

2011 Relative Performance Percentage = 75-50 = 25% plus 100 = 125%

First Tranche Vesting = 75% of the First Tranche Shares (i.e., 75% of one-third of the Maximum Amount, which is equal to 150% of the Target Amount)

EXAMPLE 3:

2010 Company Baseline Stock Price =  $40

2010 Russell 2000 Index Baseline = 700

Second Tranche Company Closing Price = $60

Second Tranche Russell 2000 Index Closing Price = 700

2012 Company Percentage Performance = 150%

2012 Russell 2000 Index Percentage = 100%

2012 Relative Performance Percentage = 150-100 = 50% plus 100 = 150%

Second Tranche Vesting = 100% of the Second Tranche Shares (i.e., one-third of the Maximum Amount, which is equal to 200% of the Target Amount)

EXAMPLE 4:

2010 Company Baseline Stock Price =  $40

2010 Russell 2000 Index Baseline = 700

Change of Control Date = June 30, 2011

Change of Control Consideration received by Company stockholders = $50 per share

Russell 2000 Index 30-day Trailing June 30, 2011 Price = 630

Deemed (all Tranches) Company Percentage Performance = 125%

Russell 2000 Index Percentage through Change of Control = 90%

First, Second and Third Tranche Relative Performance Percentage = 125-90 = 35% plus 100 = 135%

First, Second and Third Tranche Vesting = 85% of the Maximum Amount (which equals 170% of the Target Amount, vesting ratably as to one-third of 85% of the Maximum Amount on each of November 29, 2011, November 29, 2012 and November 29, 2013, subject to Employee’s continuing as a Service Provider through such dates and further subject to accelerated vesting as set forth in the Company’s Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

4.               Forfeiture upon Termination as an Employee.  Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, subject to accelerated vesting as set forth in the Company’s Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

5.               Settlement Upon Vesting.  Any RSUs that vest in accordance with paragraph 3 will be distributed to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares.

6.               Withholding of Taxes.  Notwithstanding the foregoing paragraph 5, no Shares shall be distributed to Employee unless and until the Employee shall have delivered to the Company or its designated Subsidiary the full amount of any federal, state or local income or other taxes which the Company or such Subsidiary may be required by law to withhold with respect to such Shares.  The Employee may elect to satisfy any such statutory minimum tax withholding requirement by having the Company withhold Shares otherwise deliverable to the Employee or by delivering to the Company already-owned Shares, subject to the absolute discretion of the Company to disallow satisfaction of such withholding by the delivery or withholding of stock.

7.               Rights as Stockholder.  Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.

8.               Acknowledgements.  Employee acknowledges the following:

a.                                       The Company (and not Employee’s employer) is granting the RSU.  The Company will administer the Plan from outside Employee’s country of residence and United States of America law will govern all RSUs granted under the Plan.

b.                                      That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

c.                                       The benefits and rights provided under the Plan are not to be considered part of Employee’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind.

d.                                      Employee waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:

•                                          the loss or diminution in value of such rights under the Plan, or

•                                          Employee ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.

e.                                 The grant of the RSU, and any future grant of RSUs under the Plan is entirely voluntary, and at the complete discretion of the Company.

f.                                   Neither the grant of the RSU nor any future grant of an RSU by the Company will be deemed to create any obligation to grant any further RSUs, whether or not such a reservation is explicitly stated at the time of such a grant.

g.                                The Company has the right, at any time to amend, suspend or terminate the Plan.

h.                                The Plan will not be deemed to constitute, and will not be construed by Employee to constitute, part of the terms and conditions of employment, and the Company will not incur any liability of any kind to Employee as a result of any change or amendment, or any cancellation, of the Plan at any time.

i.                                    Participation in the Plan will not be deemed to constitute, and will not be deemed by Employee to constitute, an employment or labor relationship of any kind with the Company.

j.                                    By entering into this RSU Agreement, and as a condition of the grant of the RSU, Employee consents to the collection, use, and transfer of personal data as described in this subsection to the full extent permitted by and in full compliance with Applicable Law.

k.                                 Employee understands that the Company and its Subsidiaries hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Employee’s favor, for the purpose of managing and administering the Plan (“Data”).

l.                                    Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Employee’s participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

m.                              Employee understands that these Data Recipients may be located in Employee’s country of residence or elsewhere, such as the United States.  Employee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Employee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Employee’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited.

n.                                Employee understands that Employee may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Employee’s consent herein in writing by contacting the Company.  Employee further understands that withdrawing consent may affect Employee’s ability to participate in the Plan.

o.                                Employee has received the terms and conditions of this RSU Agreement and any other related communications, and Employee consents to having received these documents in English.

9.                     Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA  95054, or at such other address as the Company may hereafter designate in writing.

10.               Conditions for Issuance of Certificates for Stock.  The shares of stock deliverable to the Employee may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company.  The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all the following conditions:  (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock Unit as the Company may establish from time to time for reasons of administrative convenience.

11.               Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.  Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

12.               Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

13.               Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

14.               Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

15.               Governing Law.  This Agreement will be covered by the internal substantive laws, but not the choice of law rules, of California.